Exhibit 99.1

From Dwight to Dispensary Shelves: Grown Rogue Makes Its Illinois Debut

Affiliate SEA Craft completes first deliveries of Grown Rogue products to select Illinois dispensaries

MEDFORD, Ore., Oct. 22, 2026 /CNW/ - Grown Rogue International Inc. ("Grown Rogue" or the "Company") (CSE: GRIN | OTC: GRUSF), a flower-forward cannabis company combining craft values with disciplined execution, today announced that its affiliate, SEA Craft LLC ("SEA Craft"), completed its first product deliveries to select Illinois dispensaries this week, introducing the Grown Rogue brand to the state's cannabis market.

The first sales follow the restart of cultivation at SEA Craft's Dwight facility in June 2026, after receiving state approval on June 5. "We couldn't be happier with how the partnership with Grown Rogue has unfolded since finalizing our agreements in March," said Shari Wilson, Majority Partner of SEA Craft. "The Grown Rogue team mobilized quickly to help operationalize SEA Craft and we are excited to have achieved this first sales milestone."

The initial Grown Rogue lineup includes Fumez, a cross of Rainbow Runtz and Gas Planet, alongside Jungle Juice #4, Pink Passion Fruit, Zour Strawz, Deep Space and California #10.

"There's a lot of work between getting the keys to a grow and getting flower onto dispensary shelves," said Obie Strickler, Chief Executive Officer of Grown Rogue. "Our team took on an aggressive timeline to bring Dwight back into operation. The Village of Dwight and the Illinois Department of Agriculture worked constructively with us, our operations support team got moving, and former PharmaCann employees returned with knowledge of this building that you can't replace overnight. We now have 50 people working in Dwight, and this first delivery belongs to that team."

"Now the flower has to do its part," Strickler continued. "Illinois has been tough for craft growers. We respect that, and we know our reputation in other markets doesn't automatically earn us a place here. We hope the relationships and credibility we've built in Michigan and New Jersey help open some doors. Then we have to give retailers a reason to reorder and customers a reason to ask for Grown Rogue by name. That's work we're excited to get into."

SEA Craft's initial cultivation phase comprises approximately 5,000 square feet of flowering canopy. Initial work to expand flowering canopy to approximately 10,000 square feet is underway. Consistent with its approach in other markets, Grown Rogue plans to support a deliberate ramp, with the pace of additional capacity informed by operating performance and market demand, subject to applicable regulatory requirements.

About Grown Rogue

Grown Rogue International Inc. (CSE: GRIN | OTC: GRUSF) is a flower-forward cannabis company rooted in Oregon's Rogue Valley, a region with a deep cannabis heritage where its founders began growing more than 20 years ago. Built on a love of the plant, the Company produces flavorful, craft-quality flower and the products made from it.

Its approach brings together a distinct and constantly expanding library of genetics, developed in house and sourced from like-minded breeders; a passionate, experienced team of growers; and the discipline to keep learning from every harvest. The goal is to consistently deliver quality that retailers and budtenders can stand behind and consumers come back for.

Grown Rogue believes trust is earned one harvest at a time and is currently serving customers in Oregon, Michigan, New Jersey and Illinois, with launches planned in Minnesota and New York.

For more information about Grown Rogue, please visit www.grownrogue.com. Investor materials are available at ir.grownrogue.com. The contents of the Company's websites are not incorporated by reference into this press release or into any report or document filed or furnished by the Company with the SEC or Canadian securities regulators, and references to the websites are intended to be inactive textual references only.

Cautionary note regarding forward-looking statements

This release contains "forward-looking information" and "forward-looking statements" within the meaning of applicable Canadian and United States securities laws (collectively, "forward-looking statements"). These include statements regarding the planned expansion of flowering canopy at the Dwight facility from approximately 5,000 to approximately 10,000 square feet; the operational ramp and pace of additional capacity; the development of retail relationships, product demand and repeat orders; the Company's ability to maintain quality and consistency as it grows; and planned product launches and commencement of sales in Minnesota and New York.

These statements reflect management's current expectations as of the date of this release and are based on assumptions that required regulatory approvals will be obtained or maintained; construction and operational preparations will proceed as anticipated; sufficient staffing, capital, equipment and supplies will be available; cultivation performance will support the planned ramp; and retailer participation, distribution arrangements and market demand will support the Company's products and planned launches. Actual results may differ materially because of regulatory delays or changes; construction delays or cost overruns; facility, commissioning or cultivation issues; variations in product quality and yields; delays in product launches or commencement of sales; competition, pricing pressure or changes in demand; staffing, equipment, supply or capital constraints; and other risks described in the Company's filings on SEDAR+ and EDGAR. Readers should not place undue reliance on these statements. The Company undertakes no obligation to update forward-looking statements except as required by applicable law.

SOURCE Grown Rogue International Inc.

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%CIK: 0001463000

For further information: General Inquiries and Investor Contact: Josh Rosen, Chief Strategy Officer, joshrosen@grownrogue.com; Investor Relations: invest@grownrogue.com, (458) 226-2662

CO: Grown Rogue International Inc.

CNW 07:00e 22-OCT-26